SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of May 1, 2019 is by and among Transportation and Logistics Systems, Inc., a Nevada corporation (the “Parent”), Save On Transport Inc., a Florida corporation (the “Company”) and Steven Yariv (the “Stockholder”).

BACKGROUND

The Parent owns all of the Company’s outstanding capital stock (the “Company Stock”). Parent has agreed to transfer all of its shares of Company Stock to the Stockholder in exchange for one million (1,000,000) shares of common stock (the “Shares”), par value $0.001 per share, of the Parent (the “Parent Stock”).

The exchange of Company Stock for Parent Stock is intended to constitute a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986 (the “Code”), as amended or such other tax free reorganization exemptions that may be available under the Code.

The Board of Directors of the Parent and of the Company has determined that it is desirable to effect this share exchange.

AGREEMENT

NOW THEREFORE, the parties agree as follows:

ARTICLE I
EXCHANGE OF SHARES

Section 1.01 EXCHANGE BY STOCKHOLDER. At the Closing (as defined in Section 1.02 below), (A) the Parent shall sell, transfer, convey, assign and deliver to the Stockholder its Company Stock free and clear of all Liens (as defined in Section 2.01 below) in exchange for the Parent Stock and (B) the Stockholder shall sell, transfer, convey, assign and deliver to Parent the Parent Stock free and clear of all Liens (as defined in Section 2.01 below) in exchange for the Company Stock.

Section 1.02 CLOSING. The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place on the date hereof or on such later date as the parties hereto may agree (the “Closing Date”).

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE PARENT

The Parent hereby represents and warrants to the Stockholder as follows:

Section 2.01 GOOD TITLE. The Parent is the record and beneficial owner, and has good title to its Company Stock, with the right and authority to sell and deliver such Company Stock to the Stockholder. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of the Stockholder as the new owner of the Company Stock in the share register of the Company, the Stockholder will receive good title to its Company Stock, free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts, stockholder agreements and other encumbrances (collectively, “Liens”).

Section 2.02 ORGANIZATION AND STANDING OF PARENT. Parent is duly incorporated, validly existing and in good standing under the laws of Nevada.

Section 2.03 AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY. The Parent has the requisite corporate power and authority to enter into and perform this Agreement. The execution, delivery and performance of this Agreement by the Parent and the consummation by the Parent of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of the Parent or its Board of Directors is required. This Agreement has been duly executed and delivered by the Parent. This Agreement constitutes a valid and binding obligation of the Parent enforceable against the Parent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by equitable principles or remedies of general application.

Section 2.04 SECURITIES ACT OF 1933. Parent has complied and will comply with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Company Stock hereunder and no registration under the Securities Act is required for the offer and sale of the Company Stock by the Parent to the Stockholder under this Agreement. Neither Parent nor anyone acting on its behalf, directly or indirectly, has or will sell, offer to sell or solicit offers to buy any of the Company Stock, or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any person, or has taken or will take any action so as to require registration of the issuance and sale of any of the Company Stock under the registration provisions of the Securities Act and applicable state securities laws. Neither Parent nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of any of the Company Stock.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Parent as follows:

Section 3.01 ORGANIZATION, STANDING AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. The Company does not own securities of any kind in any other entity. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except for any jurisdiction(s) (alone or in the aggregate) in which the failure to be so qualified will not have a Material Adverse Effect. For the purposes of this Agreement, “Material Adverse Effect” shall mean any adverse effect on an entity’s business, operations, assets, prospects or financial condition of such entity, taken as a whole, and which is material to such entity or other entities controlling or controlled by such entity or which is likely to materially hinder the performance by such entity of its respective obligations hereunder.

Section 3.02 AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY. The Company has the requisite corporate power and authority to enter into and perform this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors or the Stockholder is required. This Agreement has been duly executed and delivered by the Company. This Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by equitable principles or remedies of general application.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder hereby represents and warrants to the Parent as follows:

Section 4.01 GOOD TITLE. Stockholder is the record and beneficial owner, and has good title to its Parent Stock, with the right and authority to sell and deliver such Parent Stock to the Parent. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of the Parent as the new owner of the Parent Stock in the share register of the Parent, the Parent will receive good title to its Parent Stock, free and clear of all Liens.

Section 4.02 AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY. The Stockholder has the requisite power and authority to enter into and perform this Agreement. The execution, delivery and performance of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action, and no further consent or authorization from any party is required. This Agreement has been duly executed and delivered by the Stockholder. This Agreement constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by equitable principles or remedies of general application.

Section 4.03 SECURITIES ACT OF 1933. Stockholder has complied and will comply with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Shares hereunder and no registration under the Securities Act is required for the offer and sale of the Shares by the Stockholder to the Parent under this Agreement. Neither Stockholder nor anyone acting on its behalf, directly or indirectly, has or will sell, offer to sell or solicit offers to buy any of the Shares, or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any person, or has taken or will take any action so as to require registration of the issuance and sale of any of the Shares under the registration provisions of the Securities Act and applicable state securities laws. Neither Stockholder nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of any of the Shares.

ARTICLE V
DELIVERIES

Section 5.01 DELIVERIES OF THE STOCKHOLDER.

(a) Concurrently herewith Stockholder is delivering to the Parent duly executed stock powers for transfer by the Stockholder of its Parent Stock to the Parent, as well as a certificate(s) representing the Parent Stock; and

(b) to the Parent, a letter of resignation of Steven Yariv from his position as an officer and director of the Parent that will become effective upon the consummation of the Closing.

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Section 5.02 DELIVERIES OF THE PARENT.

(a) Concurrently herewith, the Parent is delivering:

(i) to the Stockholder, all books and records of the Company; and

(b) At or immediately after the Closing, the Parent shall deliver to Stockholder, certificates representing the Company Stock.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.01 CONDITIONS PRECEDENT. The obligations of the Parent, Stockholder and the Company to enter into and complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions.

(a) REPRESENTATIONS AND COVENANTS. The representations and warranties of the parties contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Each party shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by such party on or prior to the Closing Date.

(b) LITIGATION. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Parent, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Parent or Company.

(c) NO MATERIAL ADVERSE CHANGE. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date hereof which has had or is reasonably likely to cause a Material Adverse Effect on the Parent or Company.

(d) DELIVERIES. The deliveries specified in Article 5 shall have been made.

ARTICLE VII
COVENANTS

Section 7.01 FEES AND EXPENSES. All fees and expenses incurred in connection with this Agreement shall be paid by the party incurring such fees or expenses, whether or not this Agreement is consummated.

Section 7.02 CONTINUED EFFORTS. Each party hereto shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

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Section 7.03 CONDUCT OF BUSINESS. During the period from the date hereof through the Closing Date, Parent and the Company shall carry on their respective businesses in the ordinary and usual course consistent with past practice.

Section 7.04 ISSUANCE OF OPTIONS. Promptly following the Closing Date, the Parent shall issue options to purchase shares of common stock of the Parent to the following individuals, in the following amounts: (1) Terri Lee Reid: 10,000; (2) Mark Longhini: 18,500; (3) Joeanna Giammarco: 19,000; and (4) Leslie Spallholtz: 32,500. The exercise price of such options shall be the closing price of the Parent common stock on the date of this agreement. Each recipient shall execute an option agreement which includes a vesting schedule such that 25% of each recipient’s options shall vest on each of January 1, 2020, January 1, 2021, January 1, 2022 and January 1, 2023, as well as non-compete and non-solicitation provisions.

Section 7.05 COMPANY RECORDS. Parent shall retain any records of the Company that it possesses for three (3) years from the date hereof.

Section 7.06 STOCKHOLDER SALES. Should Stockholder make any sales of common stock of the Parent, it covenants not to sell, on any one trading day, greater than 5% of the average daily trading volume of the Parent common stock for the five trading days prior to the date of such sale(s).

Section 7.07 PARENT FILINGS. Stockholder and the Company shall cooperate with Parent in all respects and provide whatever materials are required with respect to the Company in connection with any audits, public filings, or disclosure required made by the Parent.

Section 7.08 NON-DISPARAGEMENT. Commencing on the date hereof, no party hereto shall disparage or make any statement which might adversely affect the reputation of any other party. For the purpose of this paragraph, the term “disparage” shall include, without limitation, any statement accusing the aforesaid individuals or entities of acting in violation of any law or governmental regulation or of condoning any such action, or otherwise acting in an unprofessional, dishonest, disreputable, improper, incompetent or negligent manner.

Section 7.09 RELEASES. In consideration for the receipt of Parent Stock or Company Stock, as applicable, Parent, on the one hand, and the Company and Stockholder, on the other hand, each knowingly and voluntarily release and forever discharge the other, any of its parent, subsidiary, division, and related companies, and any of its past and present directors, managers, officers, shareholders, partners, employees, agents, attorneys and servants, and each of its predecessors, successors and assigns (the “Releasees”) from any and all complaints, causes of action, or claims for relief, of any nature whatsoever, known or unknown (the “Release”). This Release includes, without limitation, any rights or claims relating in any way to your employment relationship with any of the Releasees, or the termination thereof, or arising under any statute or regulation, including, but not limited to, any rights or claims you may have under the Age Discrimination in Employment Act (ADEA), which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act (ADA), which prohibits discrimination in employment by reason of disability; the Employee Retirement Income Security Act (ERISA), which protects employee’s interests in certain health and retirement benefits; the Family and Medical Leave Act (FMLA), which protects the right of employees to take certain leave periods; the Fair Labor Standards Act (FLSA), which protects employees’ wages and regulates hours; the Federal Wiretap Act, the Electronic Communications Privacy Act, and the Stored Communications Act, all of which protect privacy, or any other federal, state, or local laws or regulations which govern the workplace, or any other state, federal or local statute or regulation which may be applicable to such party. This Release also includes a release by you of any claims for wrongful discharge, defamation, intentional tort, invasion of privacy, and breach of contract, implied or otherwise. This Release includes both claims that you know about and those you may not know about. You represent that as of the date of your execution of this Agreement, you have incurred no disability or injury in relation to or as a result of your employment and assert no claim for any form of compensation for such disability, injury or job-related condition.

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ARTICLE VIII
MISCELLANEOUS

Section 8.01 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Stockholder, to the address set forth below Stockholder’s signature hereto.

If to the Parent, to:

Transportation and Logistics Systems, Inc.

3 Riverway, Suite 14300

Houston, TX 77056

Attention: Douglas M. Cerny

Telephone: 713-304-0838

Telecopy: ###-##-####

with a copy to:

Pryor Cashman LLP

7 Times Square

New York, New York 10036

Attention: M. Ali Panjwani, Esq.

Telephone: 212-326-0820

Telecopy: 212-326-0806

Section 8.02 AMENDMENTS; WAIVERS. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company, Parent and the Stockholder. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

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Section 8.03 INDEMNIFICATION. Subject to the provisions of this Section 8.03, the Parent or Stockholder, as applicable, will indemnify and hold the other party and its directors, officers, managers, shareholders, members, partners, employees and agents (and any other persons with a functionally equivalent role of a person holding such titles notwithstanding a lack of such title or any other title), each person who controls such party (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, managers, shareholders, agents, members, partners or employees (and any other persons with a functionally equivalent role of a person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any the Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by a party in this Agreement or (b) any action instituted against the Purchaser Parties in any capacity, or any of them or their respective affiliates, by any stockholder of the Parent who is not an affiliate of the Parent, with respect to any of the transactions contemplated by the Agreement (unless such action is based upon a breach of the Purchaser Party’s representations, warranties or covenants under this Agreement or any agreements or understandings the Purchaser Party may have with any such stockholder or any violations by such Purchaser Party of state or federal securities laws or any conduct by the Purchaser Party which constitutes fraud, gross negligence, willful misconduct or malfeasance). If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, the Purchaser Party shall promptly notify the other party in writing, and such other party shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party. A party will not be liable to any Purchaser Party under this Agreement (x) for any settlement by a Purchaser Party effected without the other party’s prior written consent, which shall not be unreasonably withheld or delayed; or (y) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by the Purchaser Party in this Agreement. The indemnification contained herein shall be in addition to any cause of action or similar right of any Purchaser Party against the other party or others and any liabilities the other party may be subject to pursuant to law.

Section 8.04 REPLACEMENT OF SHARES. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, the Parent shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Parent of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, the Parent may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

Section 8.05 REMEDIES. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Stockholder, Parent and the Company will be entitled to specific performance under this Agreement. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

Section 8.06 INTERPRETATION. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

Section 8.07 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions contemplated hereby are fulfilled to the extent possible.

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Section 8.08 COUNTERPARTS; FACSIMILE EXECUTION. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

Section 8.09 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement shall constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and are not intended to confer upon any person other than the parties any rights or remedies.

Section 8.10 GOVERNING LAW. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in Palm Beach County, Florida. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Palm Beach County, Florida for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action, suit or proceeding to enforce any provisions of this Agreement, then, in addition to the obligations of the Company under this Section, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

Section 8.11 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Share Exchange Agreement as of the date first above written.

PARENT

TRANSPORTATION AND LOGISTICS SYSTEMS, INC.

By:	/s/ Douglas Cerny
Name:	Douglas M. Cerny
Title:	Senior VP and Chief Development Officer

COMPANY

SAVE ON TRANSPORT INC.

By:	/s/ Steven Yariv
Name:
Title:

STOCKHOLDER:

/s/ Steven Yariv
Steven Yariv

Address:_________________________________________
________________________________________________

Signature Page to

Share Exchange Agreement